November 26, 1997



Securities and Exchange Commission
Division of Corporation Finance
400 5th Street, N. W.
Washington D.C. 20549

Re:   Preliminary Proxy Statement - Gaylord Container Corporation


Ladies and Gentlemen:

On behalf of Gaylord Container Corporation, enclosed please find a notice of Annual Meeting, preliminary proxy statement and proxy card in connection with the Gaylord Container Corporation 1998 Annual Meeting of Stockholders. Also enclosed pursuant to Rule 14a-101 is a copy of the Amended and Restated Shareholder Value Plan. Definitive materials are intended to be released to security holders on December 19, 1997.

Please feel free to call me at (847) 405-5531, if you have any questions.

Very truly yours,

/s/ David F. Tanaka
-------------------
David F. Tanaka
Vice President and General Counsel


cc:  Forrest Dillon
     Ken Love
     Dan Casey
     Jeff Park
     Coleridge Gross

                             SCHEDULE 14A
                            (RULE 14A-101)

              INFORMATION REQUIRED IN PROXY STATEMENT

                        SCHEDULE 14A INFORMATION
      PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant /X/

Filed by a party other than the registrant / /

Check the appropriate box:

     /X/ Preliminary proxy statement      / / Confidential, For Use of the
                                              Commission Only (as permitted
                                              by Rule 14a-6(e)(2))
     / / Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)
                   GAYLORD CONTAINER CORPORATION
------------------------------------------------------------------------------
              (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     /X/ No fee required

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     (1) Title of each class of securities to which transaction applies:

------------------------------------------------------------------------------
     (2) Aggregated number of securities to which transaction applies:

------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is caluculated and how it was determined):

------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction

------------------------------------------------------------------------------
     (5) Total fee paid:

------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials:

------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange
         Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

------------------------------------------------------------------------------

     (3) Filing Party:

------------------------------------------------------------------------------

     (4) Date Filed:

------------------------------------------------------------------------------

"Preliminary Copies"


                 GAYLORD CONTAINER CORPORATION

                        PROXY STATEMENT

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           to be held
                        February 4, 1998

     You are cordially invited to attend the 1998 annual meeting of stockholders ("Annual Meeting") of Gaylord Container Corporation ("Company") which will be held on Wednesday, February 4, 1998 at 10:00 a.m. Chicago time at 520 Lake Cook Road, Deerfield, Illinois 60015, for the following purposes:

     1. To elect nine directors of the Company to serve for terms commencing with the Annual Meeting;

     2. To approve an amendment to the Gaylord Container Corporation Shareholder Value Plan;

     3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors; and

     4. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on December 8, 1997 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or adjournments thereof. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the meeting during normal business hours at the Company's corporate headquarters, 500 Lake Cook Road, Suite 400, Deerfield, Illinois 60015, during the 10-day period immediately prior to the Annual Meeting.

     It is important that your shares be represented at the meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting, we urge you to mark, date and sign the enclosed proxy. An envelope is enclosed for your convenience which, if mailed in the United States, requires no postage. Your proxy is revocable at any time before it is voted. If you are present at the meeting you may withdraw your proxy and vote in person, if you so desire.


                                   David F. Tanaka
                                   Secretary

Deerfield, Illinois
December ___, 1997


               YOU ARE URGED TO MARK, DATE, AND SIGN THE ENCLOSED
             PROXY AND RETURN IT PROMPTLY.  THE PROXY IS REVOCABLE
                        AT ANY TIME BEFORE IT IS VOTED.

                 GAYLORD CONTAINER CORPORATION

                        PROXY STATEMENT

                 ANNUAL MEETING OF STOCKHOLDERS

                        February 4, 1998

               TIME AND LOCATION OF ANNUAL MEETING

     The 1998 annual meeting of stockholders (the "Annual Meeting") of Gaylord Container Corporation, a Delaware corporation (the "Company"), will be held at 10:00 a.m. Chicago time on Wednesday, February 4, 1998 at 520 Lake Cook Road, Deerfield, Illinois 60015.

               PURPOSE AND SOLICITATION OF PROXIES

     This proxy statement (the "Proxy Statement") and the enclosed proxy card are being mailed on or about December ___, 1997 to the holders of Class A Common Stock ("Common Stock") of the Company in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the "Board of Directors" or "Board") for use at the Annual Meeting and at any adjournment or adjournments thereof. The purpose of this solicitation is for election of directors to serve on the Board, approval of an amendment to an existing long-term incentive plan and ratification of the appointment of the Company's independent auditors.

          RECORD DATE; VOTING AND REVOCATION OF PROXIES

     Only stockholders of record as of the close of business on December 8, 1997 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. At the Annual Meeting, the Company's stockholders will be asked to vote on proposals (i) to elect the nominees identified herein (the "Director Nominees") as directors; (ii) to approve an amendment to the Gaylord Container Corporation Shareholder Value Plan (" the Shareholder Value Plan"); and (iii) to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors. The details of each of these proposals are described below.

     Proxies properly executed and returned in a timely manner will be voted at the Annual Meeting in accordance with the directions noted thereon. If no direction is indicated, proxies will be voted in favor of each of the proposals outlined below and at the discretion of the proxyholders on all other business as may properly be brought before the Annual Meeting or any adjournment or adjournments thereof. Any stockholder submitting a proxy has the power to revoke it at any time before it is voted either in person at the Annual Meeting, by written notice to the Company's Secretary delivered before the Annual Meeting or by delivery to the Company's Secretary before the Annual Meeting of a properly executed later-dated proxy.

     Pursuant to Delaware law, abstentions are treated as present and entitled to vote and thus have the effect of a vote against a matter. Shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some but not all matters will be considered to be voted only as to those matters actually voted, and will not be considered for any purpose as to the matters with respect to which a beneficial holder has not provided voting instructions (commonly referred to as "broker non-votes").

                      OUTSTANDING SHARES AND VOTING RIGHTS

     Only the Company's Common Stock outstanding represented in person or by proxy may vote at the Annual Meeting. Each holder of Common Stock is entitled to one vote per share.

     Mid-America Group, Ltd. ("MAG") beneficially owns less than 9 percent and the Company's executive officers and directors, as a group, including the shares owned by MAG, beneficially own or control less than 14% percent of the Common Stock.

     In connection with the Company's financial restructuring completed in November 1992, the Company issued warrants to obtain Common Stock ("Warrants") and simultaneously issued the shares of Common Stock obtainable upon the exercise of all such warrants to a warrant trustee ("Warrant Trustee") which holds such shares ("Trust Stock") in trust for the benefit of the holders of the warrants, pending any exercise, or for the benefit of the Company, pending any redemption or exchange of the warrants. In connection with this proxy solicitation, the Warrant Trustee will vote, and has appointed the Secretary of the Company as its proxy to vote, all shares of Trust Stock then held by the Warrant Trustee in proportion to all other votes by holders of Common Stock.

     As of the Record Date, there were outstanding _____________ shares of Common Stock, including _____________ shares of Trust Stock held by the Warrant Trustee, and ______________ Warrants to obtain shares of Common Stock. For detailed information with respect to the beneficial ownership of the Common Stock and the Warrants, see "Information With Respect To Certain Stockholders" below.

PROPOSAL 1

                      ELECTION OF DIRECTORS

     The Board is currently composed of 11 directors, all of whom, with the exception of Charles S. Johnson, have served as directors since the 1997 Annual Meeting of Stockholders. Mr. Johnson was elected to the Board in August 1997. Two of the Company's former directors, John Hawkinson and Richard S. Levitt, will retire before and not stand for re-election at the Annual Meeting. Beginning with the Annual Meeting, nine members will serve on the Board.

     If elected at the Annual Meeting, each of the nine directors will hold office until the next annual meeting of stockholders, and until a successor shall have been duly elected and qualified. All of the Director Nominees were recommended to the Board of Directors by the Nominating and Organizational Planning Committee. Unless otherwise instructed, signed proxies that are returned will be voted for election of all of the Director Nominees, provided that if any of such nominees should be unable or should fail to act as such by virtue of an unexpected occurrence, the proxies will be voted for such other person or persons as will be determined by the holders of the proxies at their discretion.

    DIRECTOR NOMINEES FOR ELECTION AT THE 1998 ANNUAL MEETING

Director Nominees

     MARY SUE COLEMAN. Ms. Coleman has served as a director of the Company since August 1996. Since 1995 she has served as President and Professor of Biochemistry and Biological Sciences at the University of Iowa. She served from 1993 to 1995 as Provost and Vice President for Academic Affairs and Professor of Biochemistry at the University of New Mexico and from 1992 to 1993 as Vice Chancellor for Graduate Studies and Research at the University of North Carolina at Chapel Hill. She serves on the board of directors of Meredith Corporation, a publishing and television broadcasting company, Norwest Bank Iowa, N.A. and on the Board of Trustees of Grinnell (Iowa) College. Member, Audit Committee and Nominating and Organizational Planning Committee. Age 54.

     HARVE A. FERRILL. Mr. Ferrill has served as a director of the Company since November 1992. He has served as Chief Executive Officer of Advance Ross Corporation ("Advance Ross"), a wholly owned subsidiary of CUC International, Inc., a membership services company, since 1996. He previously served as Chairman or President and Chief Executive Officer of Advance Ross since 1990. Advance Ross' primary business is Europe Tax-Free Shopping AB, the world's largest refunder of value-added taxes. Advance Ross also operates PPC Industries, which designs, manufacturers and installs electrostatic precipitators for industrial pollution control applications. He has served as Chairman of the Board of Directors of GeoWaste Incorporated, a publicly traded waste management company, since 1991 and as President of Ferrill-Plauche Co., Inc., a private investment company, since 1982. Member, Audit Committee and Compensation and Stock Option Committee. Age 64.

     JOHN E. GOODENOW. Mr. Goodenow has served as a director of the Company since November 1992. He is Chairman of the Board of Goodenow Bancorporation where he served from 1979 to 1995 as President, Chief Executive Officer and a director. Mr. Goodenow also serves as a director of Bank Midwest (Okoboji, Iowa), Bank Midwest (Fairmont, Minnesota), each a private banking corporation. Member, Audit Committee and Compensation and Stock Option Committee. Age 62.

     DAVID B. HAWKINS. Mr. Hawkins has served as a director of the Company since November 1986. He currently serves as President of Coldwell Banker/Mid-America Group Realtors and Vice Chairman and a director of MAG, a real estate investment company. He served as President or Executive Vice President and a director of MAG from 1977 to 1993. Member, Nominating and Organizational Planning Committee. Age 63.

     WARREN J. HAYFORD. Mr. Hayford served as President, Chief Operating Officer and a director of the Company from its organization in 1986 through August 1988 and served as Vice Chairman and a director from that time until his retirement as Vice Chairman effective December 31, 1992. He continues to serve as a director. Mr. Hayford has served as Chairman, Chief Executive Officer and a director of BWAY Corporation (formerly Brockway, Inc.), a manufacturer of metal containers, since its formation in 1989. Mr. Hayford served from 1989 to 1996 as a director of System Software Associates, Inc., a developer and marketer of business application software packages. Chairman, Nominating and Organizational Planning Committee. Age 68.

     CHARLES S. JOHNSON. Mr. Johnson has served as a director of the Company since August 1997. He is Chairman, President and Chief Executive Officer of Pioneer Hi-Bred International, Inc., an agricultural biotech company, where he has held increasingly responsible positions since 1965. He serves on the board of directors of the National Association of Manufacturers, the Progressive Policy Institute, the National Policy Association, the Principal Financial Group and NationsBank, N.A. He also serves as Chairman of Grand Valley (Iowa) College and the Des Moines Chamber of Commerce. Age 59.

     RALPH L. MacDONALD JR. Mr. MacDonald has served as a director of the Company since May 1994. Mr. MacDonald is a principal of Amelia Investment Corp., a private investment company. Prior thereto, he was a principal of Island Capital Corporation ("Island Capital"), a private investment company. He was formerly Managing Director-Corporate Finance and a member of the Management Committee of Bankers Trust Company and its parent,

Bankers Trust New York Corporation, which he joined in 1964 and served in various capacities until his resignation in March 1992 to co-found Island Capital. Mr. MacDonald also serves as a director of Hercules, Inc., a specialty chemical concern. Member, Compensation and Stock Option Committee and Audit
Committee.   Age 55.

     MARVIN A. POMERANTZ. Mr. Pomerantz has served as Chairman, Chief Executive Officer and a director of the Company since its organization in 1986. Since 1980, Mr. Pomerantz has served as Chairman or President and a director of MAG. From 1980 to 1982, he served as President of the Diversified Group, and later as Executive Vice President of Navistar. Mr. Pomerantz formerly served as President of the Board of Regents for the state universities in Iowa and formerly served on the board of directors of Stone Container Corporation, a manufacturer of packaging products. He formerly served on the Board of Directors and the Executive Committee of the American Forest & Paper Association. Age 67.

     THOMAS H. STONER. Mr. Stoner has served as a director of the Company since February 1993. He serves as Chairman of the Executive Committee of American Radio Systems and served from 1965 to 1993 as Chairman and Chief Executive Officer of Stoner Broadcasting Systems, Inc. , a private broadcast communications company that merged with American Radio Systems in 1993. Since 1994, he has been Chairman of Chesapeake Bay Foundation, a charitable foundation, after having served on the Board of Trustees since 1989. From 1965 to 1991 he served as Chairman of the Stoner McCray Systems, Inc., a privately owned real estate development company, and from 1985 to 1989 he served as director of Annapolis Banking and Trust Company, an affiliate of Mercantile Bankshares Corporation, a publicly traded banking company. Member, Nominating
and Organizational Planning Committee.   Age 62.

Required Vote

     Election of each Director Nominee requires the affirmative vote by the holders of a majority of the outstanding shares of Common Stock present (whether by person or proxy) and entitled to vote at the Annual Meeting.

     The Board of Directors recommends a vote " FOR" each Director Nominee.

              MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors held five meetings during fiscal 1997 and the various committees of the Board held a total of nine meetings. During fiscal 1997, each Board member attended at least 75 percent of the meetings of the Board and meetings of the committees of which he or she is a member.

     Directors who are not current employees of the Company (the "Outside Directors") are entitled to an annual fee of $26,000 plus an attendance fee of $1,000 for each meeting of the Board or committee. Each Outside Director also received on May 7, 1997 a one time grant of 1,000 "phantom" stock units of the Company valued at $5.88 per unit, which vest only on retirement, death, disability or a change in control of the Company. When vesting occurs, the Outside Director will receive the cash value of the stock units at the
then-current market price.   In addition, an Outside Director is entitled to
an annual fee of $5,000 for each committee chaired. During fiscal 1997, no director fees were paid to Mr. Pomerantz. All directors are reimbursed for expenses incurred as a director.

     Beginning in fiscal 1996, Outside Directors may elect to defer all (but not less than all) fees payable for service on the Board until they cease to be directors or file a written revocation of their election. At the election of the Outside Director, deferred fees accrue (i) interest at 300 basis points over the six month U.S. Treasury bill rate in effect at the beginning of each fiscal year ("Option A"); or (ii) gain or loss as if deferred fees were used to acquire Common Stock at a 15 percent discount from the closing price at the beginning of each fiscal year ("Option B"). Messrs. Goodenow, MacDonald, and Stoner have elected to defer fees, all under Option B.

     The Board, pursuant to its powers, has designated certain committees of the Board, including a Compensation and Stock Option Committee ("Compensation Committee"), an Audit Committee ("Audit Committee") and a Nominating and Organizational Planning Committee ("Nominating Committee"), the functions of which are described below:

     The Compensation Committee is responsible for establishing and maintaining employee benefit programs, plans and trusts, including incentive compensation programs, and the administration and grant of stock-based awards under the Company's 1987 Key Employee Stock Option Plan ("1987 Plan"), the 1989 Long Term Incentive Plan ("1989 Plan"), and the 1997 Long-Term Equity Incentive Plan ("1997 Plan"). The Compensation Committee met five times in fiscal 1997.

     The Audit Committee's functions include making recommendations to the Board on the selection of the Company's independent auditors, reviewing the scope of the independent auditors' examination and meeting with the independent auditors, internal auditors, the Board and certain officers and employees of the Company to review the adequacy of internal controls. The Audit Committee held two meetings in fiscal 1997.

     The Nominating Committee's responsibilities include recommending candidates for election to the Board or to fill vacancies on the Board, reviewing the performance of Board members and establishing and reviewing a plan of succession for the Company's Chief Executive Officer, in the event of death, disability, retirement or other termination of employment. The Nominating Committee met twice in fiscal 1997. The Nominating Committee will consider a director nominee recommended by a stockholder, if written notice of such recommendation is delivered by registered mail to the Secretary of the Company not less than 90 days nor more than 120 days before a meeting of stockholders at which directors are to be elected. A recommendation must be accompanied by a comprehensive written resume of the recommended nominee's business experience and background and a consent in writing signed by the recommended nominee that he or she is desirous of being considered as a nominee, and if nominated and elected, he or she will serve as a director. Such a recommendation by a stockholder does not guarantee that the Nominating Committee will propose any such nominee to the Board.

PROPOSAL 2

                              APPROVAL OF AN AMENDMENT TO THE
                                  SHAREHOLDER VALUE PLAN


General

     The Compensation Committee and the Board have approved and recommend that stockholders approve an amendment to the Shareholder Value Plan which would (i) extend the Shareholder Value Plan from the original expiration date of December 31, 1997 to December 31, 2000; and (ii) reduce the participants in the Shareholder Value Plan from all four of the Company's executive officers to solely the Chief Executive Officer.

     The Shareholder Value Plan was approved by the Company's stockholders at the 1994 Annual Meeting of Stockholders as a means to directly tie the long-term incentive compensation of the Company's executive officers to the creation of shareholder value. As approved, the Shareholder Value Plan became effective for five years beginning on January 1, 1993 and covered the Company's Chief Executive Officer, Mr. Pomerantz; President, Dale E. Stahl; Executive Vice President, Daniel P. Casey; and Senior Vice President, Lawrence G. Rogna. Following a review of the Company's long term incentive compensation plans, the Compensation Committee and the Board decided that it was appropriate for the Company to extend the Shareholder Value Plan for the term of Mr. Pomerantz's latest employment agreement (see "Employment Agreements") to cover Mr. Pomerantz alone. The material features of the Shareholder Value Plan, as amended, are set forth below.

Terms of the Shareholder Value Plan, As Amended

Eligibility

     The Company's Chief Executive Officer, Mr. Pomerantz, is eligible to participate in the Shareholder Value Plan. Mr. Pomerantz is not eligible for awards under the Company's Management Incentive Plan for the term of the Shareholder Value Plan.

Term

     The Shareholder Value Plan will be in effect until December 31, 2000. All deferred awards not paid by the end of calendar 2000 will be forfeited; provided that awards earned in calendar 2000 may be payable during calendar 2001.

Determination of Award

     At the end of each calendar year, Mr. Pomerantz will be entitled to receive in cash 1.0 percent of the increase in Shareholder Value (as defined), if any, created during that calendar year. Upon appropriate certification by the Compensation Committee that an award has been earned, one-half of such award will be immediately payable and the remaining one-half will be payable in one-twelfth increments at the conclusion of any month in which the Company's share price on the last trading day of such month exceeds the Year End Share Value (as defined) for the calendar year in which such award was earned.

     The increase in "Shareholder Value" for each calendar year is determined by calculating the excess of (i) the product of (a) the average closing price of the Company's stock during the last 10 trading days of such calendar year and the first 10 trading days of the subsequent calendar year (the "Year End Share Value"), multiplied by (b) 53,365,378 over (ii) the product of (a) the highest Year End Share Value for any prior calendar year during which the Shareholder Value Plan was in effect, currently $8.84, (provided that such share value will not be less than $3.375), multiplied by (b) 53,365,378.
All calculations under the Shareholder Value Plan will be equitably adjusted by the Board in the event of any stock split, stock dividend, reverse stock split or other recapitalization.

Acquisition of the Company

     In the event of an acquisition of the Company prior to December 31, 2000, the aggregate purchase price of the Company will establish the final Year End Share Value under the Shareholder Value Plan. Upon consummation of such acquisition, final payments including all deferred amounts will be immediately due and payable.

     An acquisition of the Company means (i) a sale of substantially all of the Company's assets to, or a merger with, another person in exchange for cash and/or other property (other than a person where the Company's former shareholders own immediately after such transaction directly or indirectly stock possessing more than 50 percent of such person's voting power) or (ii) an acquisition of the Company's stock by a person or group in exchange for cash and/or other property so that such person or group has acquired stock possessing more than 50 percent of the Company's voting power (other than a person or group which includes Mr. Pomerantz, MAG, Mr. Hayford, or their respective spouses or heirs).

Termination of Employment

     If the Company terminates the employment of Mr. Pomerantz or he resigns for Good Reason (see "Employment Agreements") before the end of a calendar year other than because of his death, total and permanent disability, or serious misconduct, he shall continue to participate in this plan for the calendar year in which the termination occurs and the following calendar year.

     If the Company terminates Mr. Pomerantz' employment for serious misconduct or if Mr. Pomerantz resigns for other than Good Reason, he shall receive no earned award for the calendar year in which such termination occurred or any subsequent calendar year.

     If Mr. Pomerantz ceases to be a Company employee because of his death or total and permanent disability before the end of a calendar year, (i) he shall be entitled to an award for such calendar year and the Year End Share Value for such calendar year shall be determined by using the 10 trading days prior to the termination of the participant's employment (including the date of termination as the 10th day if it is a trading day) and the 10 trading days after the termination of his employment, and (ii) he shall be entitled to no earned award for any subsequent calendar year.

Amendments to Shareholder Value Plan

     The Shareholder Value Plan may be amended or modified by the Board; provided, however, that any such amendment or modification which adversely affects a participant must also be approved in writing by such participant.

New Plan Benefits

     Benefits under the original Shareholder Value Plan, for calendar 1997, cannot be determined until January 15, 1998. No amounts were payable to any executive officer under the original Shareholder Value Plan for the calendar year ended December 31, 1996. Benefits under the Shareholder Value Plan, as amended, for the calendar year 1998 cannot be determined until January 15, 1999.



Stockholder Approval

     The amendment to the Shareholder Value Plan is being submitted for approval of stockholders so that any amounts paid thereunder will be fully deductible by the Company for federal income tax purposes without regard to the limitation imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended. Approval in accordance with such section requires that a majority of the votes cast by the holders of the shares of Common Stock present and voting at the meeting be votes for approval. If the requisite stockholder approval is not received, the Company will not implement the amendment to the Shareholder Value Plan.

     The Board of Directors recommends a vote "For" Proposal 2.

PROPOSAL 3

                  INDEPENDENT PUBLIC ACCOUNTANTS

     Deloitte & Touche LLP has been selected by the Board of Directors, upon the recommendation of the Audit Committee, to act as the Company's independent auditors. Deloitte & Touche LLP served as the Company's auditors for the 1997 fiscal year. Representatives of Deloitte & Touche LLP will be present at the 1998 Annual Meeting; they will have the opportunity to make a statement, if they desire to do so; and they will be available to respond to appropriate questions. Stockholders are being asked to ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the 1998 fiscal year.

     The Board of Directors recommends a vote "For" Proposal 3.

         INFORMATION WITH RESPECT TO CERTAIN STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock and warrants to obtain Common Stock as of December 8, 1997 by (i) each holder known by the Company to own beneficially more than 5 percent of the outstanding Common Stock, (ii) each director and executive officer of the Company and (iii) all officers and directors of the Company as a group. The numbers and percentages of Common Stock include Trust Stock held by the Warrant Trustee. To the knowledge of the Company, each stockholder has sole voting and investment power as to the shares owned unless otherwise noted. The address of all directors and executive officers is the address of the Company.

                                                                 Warrants to Obtain
                                Common Stock                        Common Stock
                                ------------                     ------------------

                           Number           Percent Of       Number Of           Percent Of
                         Of Shares         Outstanding*      Warrants          Outstanding*
                         ---------         ------------      ---------         -------------
                       (c)
Marvin A. Pomerantz
 and MAG(1)              4,504,942               8.3                 0            --
 4700 Westown Parkway
 West Des Moines, IA 50625
Warren J. Hayford(2)     1,847,068               3.4                 0            --
Mary Sue Coleman             1,000                --                 0            --
Harve A. Ferrill            10,000                --                 0            --
John E. Goodenow(3)         44,000                --                 0            --
David B. Hawkins(4)         26,200                --                 0            --
John Hawkinson(4)(5)(6)     68,102                --                 0            --
Charles S. Johnson               0                --                 0            --
Richard S. Levitt(4)(6) (7) 74,200                --                 0            --
Ralph L. MacDonald Jr.      20,000                --                 0            --
Thomas H. Stoner            12,000                --                 0            --
Dale E. Stahl              266,648                --                 0            --
Daniel P. Casey(8)         148,110                --                 0            --
Lawrence G. Rogna (9)       98,300                --                 0            --
All officers and         6,886,575              13.6%                0            --
 directors as a group
( 20 persons) (10)

 *   Percentages less than 1 percent have been omitted.

(1) MAG is owned by Mr. Pomerantz, his wife and trusts for the benefit of their children. Mr. Pomerantz does not own directly any of these shares except for 15,000 shares held in his own name. Mr. Pomerantz disclaims beneficial ownership of shares held by MAG and attributable to his wife and the trusts.

(2) The shares shown as beneficially owned by Mr. Hayford include 514,060 shares owned directly by trusts for the benefit of his children and grandchildren, 218,496 owned directly by his wife and 50,000 owned by a charitable family foundation. Mr. Hayford disclaims beneficial ownership of shares held by the trusts, his wife and the foundation.

(3) The shares shown as beneficially owned by Mr. Goodenow include 1,000 owned directly by his wife and 20,000 owned directly by Goodenow Bancorporation, a family owned corporation. Mr. Goodenow disclaims beneficial ownership of such shares.

(4) Messrs. Hawkins, Hawkinson and Levitt own options to purchase 24,200, 5,300 and 24,200 shares, respectively, of the Company's Common Stock, which options were granted pursuant to the Company's Outside Director Stock Option Plan. Although none of such options have been exercised, the shares shown as beneficially owned by each of them include 100 percent of such options, all of which are currently exercisable.

(5) The shares shown as beneficially owned by Mr. Hawkinson include 6,615 owned directly by his wife. Mr. Hawkinson disclaims beneficial ownership of such shares.

(6) Messrs. Hawkinson and Levitt will retire from the Board prior to and not stand for reelection at the Annual Meeting.

(7) The shares shown as beneficially owned by Mr. Levitt include 50,000 owned by a trust for the benefit of his wife. Mr. Levitt disclaims beneficial ownership of such shares.

(8) The shares shown as beneficially owned by Mr. Casey include 12,360 owned by his wife and 28,500 owned by his children. Mr. Casey disclaims beneficial ownership of such shares.

(9) The shares shown as beneficially owned by Mr. Rogna include 2,800 owned by his wife. Mr. Rogna disclaims beneficial ownership of such shares.

(10) The number and percentage of shares of Common Stock owned by the persons named in the table and all officers and directors as a group include the 513,128 shares that such persons and group may obtain upon the exercise stock options exercisable currently or within 60 days of December 8, 1997.


                            EXECUTIVE COMPENSATION
Summary Compensation Table

     The following table sets forth certain information with respect to compensation of the Company's chief executive officer and the Company's other executive officers (the "named executive officers") earned for the fiscal years ended September 30, 1997, 1996 and 1995:


                                                                    Restricted
                                                       Other Annual    Stock                LTIP        All Other
Name and               Fiscal    Salary     Bonus      Compensation   Awards/    Options/  Payouts      Compensation
Principal Position      Year       ($)       ($)           ($)          ($)      SARs (#)   ($)(1)      ($)(2)(3)(4)
------------------     ------    -------    -----      ------------ ----------   --------  -------      ------------
Marvin A. Pomerantz     1997     762,500          0             0           0           0           0      53,500
(Chairman and Chief     1996     600,000          0             0           0           0           0     202,600
Executive Officer)      1995     600,000          0             0           0           0   2,236,400       4,500

Dale E. Stahl           1997     389,400          0             0           0           0           0      40,100
(President and Chief    1996     368,100    208,000             0           0           0           0     115,700
Operating Officer)      1995     346,900    375,000             0           0           0     894,500       4,500

Daniel P. Casey         1997     360,600          0             0           0           0           0      38,400
(Executive Vice         1996     344,400    208,000             0           0           0           0     112,400
President)              1995     326,900    353,000             0           0           0     894,500       4,500

Lawrence G. Rogna       1997     241,900          0             0           0           0           0      74,400
(Senior Vice President) 1996     230,900    125,000             0           0           0           0     114,000
                        1995     218,900    185,000             0           0           0     447,300       4,500

(1) Amounts shown are awards payable under the Company's Shareholder Value Plan, a calendar year plan, in which only the named executive officers were eligible to participate. Payment of a portion of such awards is contingent upon the price of the Company's Common Stock remaining at certain levels. See "Compensation Committee Report on Executive Compensation." Awards for calendar 1997, if any, cannot be calculated as of the date of this proxy statement.

(2) Includes for each of 1995, 1996 and 1997 employer contributions to the Company's 401(k) Plan on behalf of Messrs. Pomerantz, Stahl, Casey and Rogna, respectively, of $4,500.

(3) Includes for 1995, 1996 and 1997 cash payments in lieu of Company contributions which could not be made because of Internal Revenue Code limitations to Messrs. Pomerantz, Stahl, Casey and Rogna of $0, $198,100 and $49,000; $0, $111,200 and $35,600; $0, $107,900 and
        $33,900; and $0, $53,700 and $16,900, respectively. Beginning in 1995, calculation of the payment was made on a calendar rather than fiscal year basis. Amounts paid for calendar 1995 are included in fiscal 1996 compensation.

(4) Includes for 1996 and 1997 principal and interest on a relocation loan to Mr. Rogna which was forgiven of $55,800 and $53,000, respectively.


                    Option/SAR Grants in Last Fiscal Year

        No stock options or SARs were granted to the named executive officers in fiscal 1997 under any stock option plan sponsored by the Company.


        The following table shows information concerning the exercise of options by the named executive officers in fiscal 1997 and the value of options held by the named executive officers at the end of fiscal 1997.


Aggregated Option/SAR Exercises in Last Fiscal Year and Year-End Option/SAR Values

                                                                      Value of
                                                    Number of      Unexercised
                                                   Unexercised     In-the-Money
                                                 Options/SARs at   Options/SARs
                        Shares                      FY-End(#)      at FY-End($)
                       Acquired       Value       Exercisable/     Exercisable/
Name                  on Exercise   Realized($)  Unexercisable(1)  Unexercisable(2)
-------------------   -----------   -----------  ----------------  ----------------
Marvin A. Pomerantz          0           0              0/0                0/0
Dale E. Stahl                0           0        177,148/0          884,700/0
Daniel P. Casey              0           0         80,000/0          419,400/0
Lawrence G. Rogna            0           0         50,000/0          257,200/0


(1)  Options only are included. No SAR grants have been made.

(2)  The closing price of the Common Stock on September 30, 1997 was $8.50.

                              EXECUTIVE OFFICERS

     MARVIN A. POMERANTZ. See Director Nominees for Election at the 1998 Annual Meeting.

     DALE E. STAHL. Mr. Stahl has served as President and Chief Operating Officer of the Company since August 1988. From March 1988 through August 1988, Mr. Stahl served as Vice President of the Company. From 1978 to 1988, he was employed by Union Camp Corporation, an integrated paper packaging manufacturer, starting in sales and ultimately being promoted to Vice President-General Manager of the container division. He is currently serving as a director of AMCOL International Corporation, a diversified specialty mineral, chemical and environmental company. Age 50.

     DANIEL P. CASEY. Mr. Casey has served as Executive Vice President and Chief Financial Officer of the Company since February 1990. From July 1988 through February 1990, Mr. Casey served as Senior Vice President-Financial and Legal Affairs of the Company and from January 1988 through June 1988 in the same position for each of the Company and Mid-America Packaging, Inc., which merged with the Company in June 1988. From March 1987 through January 1988, Mr. Casey served as Vice President-Financial and Legal Affairs for each of the Company and Mid-America. Age 55.

     LAWRENCE G. ROGNA. Mr. Rogna has served as Senior Vice President of the Company since February 1990. From December 1988 through February 1990, Mr. Rogna served as Vice President-Human Resources of the Company. From 1981 to 1988 he was employed by Rohr Industries, Inc., a manufacturer of components for aircraft and space vehicles, where he served as Vice President, Human Resources from 1983 to 1988. Age 51.

                            EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement with Mr. Pomerantz effective as of June 1, 1997. The employment agreement is for a term ending on December 31, 2000 and provides for an annual base salary of no less than $750,000, participation in the Shareholder Value Plan (if approved at the Annual Meeting) and participation in all salaried employee benefit plans and programs of the Company. Under the terms of his employment agreement, Mr. Pomerantz will be eligible to receive stock option or restricted stock grants beginning January 1, 1998, but not to participate in the Company's Management Incentive Plan. The employment agreement provides Mr. Pomerantz with supplemental annual retirement income payments commencing on the date of retirement equal to 50 percent of his average base salary and bonus for the four highest years of service with the Company, less primary Social Security benefits and any amounts payable under the Company's pension plan. Early retirement reductions are included under the supplemental retirement plan.

     In the event that Mr. Pomerantz's employment is terminated as a result of his disability, Mr. Pomerantz will be entitled to receive his base salary for 12 months after such termination. In the event that Mr. Pomerantz's employment is terminated as a result of his death, his estate will be entitled to receive his base salary which is then accrued and unpaid. In the event that Mr. Pomerantz's employment is terminated by the Company for any other reason other than Serious Misconduct (as defined below) or by Mr. Pomerantz for Good Reason (as defined below), he will be entitled to receive his full compensation for the balance of the term of the employment agreement. For purposes of the employment agreement, "Good Reason" means Mr. Pomerantz's resignation due to substantial diminution of his duties, a reduction of his perquisites, a change in principal office location or a material uncured breach by the Company of the employment agreement, and "Serious Misconduct" means embezzlement or misappropriation of Company funds, commission of a felony, willful disregard for his duties, violation of any duty of loyalty, repeated acts causing public disgrace to the Company, disclosure of the Company's confidential information, or engaging in competition with the Company at any time before December 31, 2001.

     The Company has entered into an employment letter agreement for an indefinite term with each of Mr. Stahl, under which he is serving as President and Chief Operating Officer at an annual salary of $400,000 effective January 1998, Mr. Casey, under which he is serving as Executive Vice President at an annual salary of $365,000 effective January 1998 and Mr. Rogna, under which he is serving as Senior Vice President at an annual salary of $242,000 effective January 1998.

     If any of Messrs. Stahl, Casey or Rogna becomes disabled and the Company elects to terminate such executive, such executive will be entitled to receive his full base salary and benefits for 12 months following such termination. If the Company otherwise terminates the employment of any such executive, such executive will be entitled to his full base salary and benefits for the 24 months following such termination; provided, however, that the final 12 months of payments will be reduced by the amount, if any, received by such executive from other employment. Pursuant to the terms of their employment agreements, each of Messrs. Stahl, Casey and Rogna is entitled to participate in the Shareholder Value Plan until December 31, 1997 and in the Company's salaried employee benefit and incentive plans.

     Each of Messrs. Stahl, Casey and Rogna is party to a severance compensation agreement with the Company. Pursuant to such agreement, if any such executive is terminated within 24 months after a change in control of the Company, such executive will be entitled to a severance payment equal to two times the sum of such executive's base salary plus his target bonus, as such bonus is provided for in the Company's Management Incentive Plan. Target bonus amounts for Messrs. Stahl, Casey and Rogna currently are 50 percent, 50 percent and 40 percent, respectively, of base salary. In connection with the agreements, the Company also provides reimbursement of any excise tax imposed on severance payments.

     Each of Messrs. Stahl, Casey and Rogna is a participant in the Supplemental Executive Retirement Plan ("SERP") that was established in 1995. Pursuant to the SERP, each such executive will receive supplemental annual retirement payments commencing the later of age 55 or the date of retirement equal to up to 60 percent of his average base salary and bonus, excluding awards under the Shareholder Value Plan, for the four highest of the seven years prior to retirement, less primary Social Security benefits and any amounts payable under the Company's pension plan. Such payments range from 35 percent (at age 55) to 60 percent (at age 65) of the executive's average base salary and bonus.

                             CERTAIN TRANSACTIONS

     MAG and certain of its subsidiaries provided office space and professional, administrative, aviation and clerical services to the Company during fiscal 1997 at a cost of approximately $178,000. Fees for these services are determined on the basis of costs incurred and the fair market value of the office space. It is expected that MAG and such subsidiaries will continue to provide office space and such services to the Company in the future.
     The Company has entered into agreements with certain of its stockholders which provide such stockholders with the right in certain circumstances to require the Company to register, at the Company's expense, the shares of Common Stock owned by them under the Securities Act of 1933, as amended.

     The Company has entered into employment agreements with Messrs. Pomerantz, Stahl, Casey and Rogna. See "Employment Agreements."

                            PENSION PLAN

     The Gaylord Container Retirement Plan (the "Pension Plan") is a qualified, non-contributory defined benefit plan which covers substantially all employees of the Company, including both salaried and hourly employees. The following table shows estimated annual benefits payable to salaried employees under the Pension Plan on a straight life annuity basis upon normal retirement with indicated years of credited service and final average annual compensation:




 Final                                   Years of Service (2)
Average           ---------------------------------------------------------
Earnings(1)           15         20          25         30           35
-----------       ---------- ---------- ----------  ----------  -----------
$100,000 (3) (4)    $16,750    $23,250     $29,750    $35,000     $40,500
$150,000            $25,125    $34,875     $44,625    $52,500     $60,750
$200,000            $33,500    $46,500     $59,500    $70,000     $81,000
$250,000            $41,875    $58,125     $74,375    $87,500    $101,250
$300,000            $50,250    $69,750     $89,250   $105,000    $121,500
$350,000            $58,625    $81,375    $104,125   $122,500    $141,750
$400,000            $67,000    $93,000    $119,000   $140,000    $162,000
$450,000            $75,375   $104,625    $133,875   $157,500    $182,250
$500,000            $83,750   $116,250    $148,750   $175,000    $202,500
$550,000            $92,125   $127,875    $163,625   $192,500    $222,750
$600,000           $100,500   $139,500    $178,500   $210,000    $243,000
$650,000           $108,875   $151,125    $193,375   $227,500    $263,250
$700,000           $117,250   $162,750    $208,250   $245,000    $283,500
$750,000           $125,625   $174,375    $223,125   $262,500    $303,750

(1) Compensation covered by the Pension Plan includes all cash compensation, including amounts received under the Shareholder Value Plan, but does not include compensation related to stock options, non-cash compensation or deferred compensation. The amounts reflected in the above pension table do not reflect the Social Security offset in accordance with the Pension Plan benefit formula.

(2) As of September 30, 1997, the named executive officers had been credited with the following years of service: Mr. Pomerantz, 9 years; Mr. Stahl, 9 years; Mr. Casey, 10 years; and Mr. Rogna, 8 years. The basic benefit payable under the Pension Plan is computed on a straight life annuity basis.

(3) For the 1997 Pension Plan year, the amount of compensation in the calculation of retirement benefits for any participant is limited to $150,000 subject to future increases based on cost of living adjustments implemented by the Department of Treasury. The maximum estimated annual benefits listed in this table do not include projected cost of living increases.

(4) In addition to amounts payable under the Pension Plan, Messrs. Pomerantz, Stahl, Casey and Rogna will receive supplemental retirement income. See "Employment Agreements." Based on current and historical compensation, the maximum annual supplemental retirement income payable to Messrs. Pomerantz, Stahl, Casey and Rogna will be approximately $725,000, $330,000, $309,000 and $180,000, respectively.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     During fiscal 1997, the members of the Company's Compensation Committee were Messrs. Ferrill, Goodenow, Hawkinson, Levitt and MacDonald. No officers or former officers of the Company serve on the Compensation Committee.

Compensation Committee Report on Executive Compensation

     This Compensation Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The following has been submitted by the Compensation Committee of the Board of Directors:

     The Compensation Committee of the Board of Directors makes recommendations to the Board regarding compensation of the Company's executive officers. The philosophy of the Compensation Committee is to design an executive compensation program to attract, motivate and retain the executive talent critical to the Company's achievement of its objectives to increase shareholder value and maximize returns to shareholders.

     Key to the program are incentives which vary rewards with individual and Company performance. Two compensation approaches are used to implement the variable pay initiative: an annual cash incentive opportunity focused on Company operating and financial performance for officers and key managers, and a long-term incentive based on share price appreciation through grants of restricted stock, grants of stock options or payments under the Shareholder Value Plan.

   General Executive Compensation Program Policies

     To achieve its objectives, the Company has developed a series of executive compensation policies:

The Company will provide levels of executive compensation that are competitive with those provided by the relevant marketplace (as defined below).

The Company will provide annual cash incentive compensation for executives that varies in a consistent and predictable manner with the operating and financial performance of the Company.

The Company will provide programs that enable executives to achieve rewards based on increased shareholder value to reinforce the link between executive and shareholder interests.

   Competitive Executive Compensation, Base Salary and Annual Incentive Compensation

     The Company seeks to provide levels of executive compensation that are competitive at expected levels of individual and Company performance. Competitiveness is defined as in keeping with the compensation of executives in comparable positions and who have similar qualifications. The comparison group for those executives is companies similar to the Company in industry and size.

     Competitiveness is measured using data from a number of sources, including published information, proxies, forest products industry surveys, which includes data from the Dow Jones paper products peer group, and surveys by consulting firms.

     A salary range is established for each salaried position in the Company, including each executive officer position. The midpoint of each salary range is based on the average salary of equivalent positions at the other companies, which the Company uses for comparison purposes. The salary range is from 80 percent to 120 percent of the midpoint. An individual's base salary is determined by reviewing his or her sustained performance over time and correspondingly positioning the executive officer's salary in the salary range for his or her position. Salaries for the executive officers were increased in fiscal 1997 to reflect their individual contributions and provide salaries in line with competitive practices.

     The Management Incentive Plan is designed to ensure that incentive compensation varies in a consistent and predictable manner with the Company's operating and financial performance. Performance targets and related amounts to be paid to plan participants if the targets are achieved are determined annually by the Board. Targets have been established for fiscal 1998 based on the Company's earnings before interest, income taxes, depreciation and amortization. Messrs. Stahl, Casey and Rogna received no payouts under this plan for fiscal 1997. Mr. Pomerantz does not participate in the Management Incentive Plan.

     Based on the same goals and targets, the Company also maintains a Deferred Profit Sharing Plan, which provides for contributions to participants' individual 401(k) accounts. Based on the results achieved in fiscal 1997, the Company made no contributions to this plan. The Company's executive officers participate in this plan.

   Long-Term Incentive

     The Company currently maintains two stock-based plans pursuant to which non-qualified stock options may be granted: the 1989 Plan and the 1997 Plan. Both Plans also permit the grant of incentive stock options, stock appreciation rights, stock indemnification rights, restricted stock and performance awards. Only non-qualified options and restricted stock have been granted to date.

     The Shareholder Value Plan, as approved by the Company's stockholders on February 2, 1994 ("Shareholder Value Plan"), directly ties the long-term incentive compensation of the Company's four executive officers to the creation of shareholder value.

     The Shareholder Value Plan commenced January 1, 1993 and will expire on December 31, 1997. All deferred awards not paid by the end of the calendar 1997 will be forfeited, provided that awards earned in calendar 1997 may be payable during calendar 1998. None of Messrs. Pomerantz, Stahl, Casey or Rogna received an award under this Plan based on Year-End Share Value for calendar 1996, the last year for which awards were determinable.

     As discussed below under "Chief Executive Officer Compensation", during fiscal 1997 the Compensation Committee, over the course of several meetings, considered alternatives for the extension of Mr. Pomerantz's employment agreement which expires December 31, 1997 and alternatives for extension of the Shareholder Value Plan for all participants upon expiration on December 31, 1997. In extending Mr. Pomerantz's employment agreement to December 31, 2000, the Compensation Committee recommended that, subject to shareholder approval, the Shareholder Value Plan be amended to run through December 31, 2000 for Mr. Pomerantz alone. This recommendation was approved by the Board in May 1997 and is contained in Proposal 2 herein.

    The Shareholder Value Plan will not be extended beyond December 31, 1997 for Messrs. Stahl, Casey or Rogna. The Compensation Committee determined that extending the Shareholder Value Plan for these participants is not the most practical alternative, and in order to provide an equitable replacement has authorized a one time grant of stock options in amounts which are directly equivalent to each individual's degree of participation in the Shareholder Value Plan. These grants, effective January 15, 1998, will have an exercise price equal to the highest Year-End Share Value attained during the period of the Shareholder Value Plan. The amount of these grants are 213,400, 213,400 and 106,700 shares respectively for Messrs. Stahl, Casey and Rogna.

     Messrs. Stahl, Casey and Rogna will be provided future competitive opportunity for long-term incentives based on share price appreciation through additional stock grants under the 1989 Plan and the 1997 Plan.

   Deductibility of Compensation under Section 162 (m) of the Code

     Section 162(m) of the Code imposes a $1 million deduction limit on compensation paid to the named executive officers of the Company.
Compensation is exempt from the $1 million deduction limit, however, if the compensation qualifies for an exception, including an exception for certain performance based compensation. Compensation paid under the Shareholder Value Plan should qualify for the performance-based compensation exception, and therefore compensation paid pursuant to the Shareholder Value Plan should not be applied toward the $1 million deduction limit of Code Section 162(m). The Company anticipates that the amount of compensation income received by each of the Company's named executive officers, excluding income received pursuant to the Shareholder Value Plan, will not exceed $1 million in 1997 or 1998. Therefore, Code Section 162(m) should not cause the Company to be denied a deduction for any compensation income paid to the Company's named executive officers.

   Chief Executive Officer Compensation

     After extensive review of competitive data and all other pertinent factors, the Compensation Committee recommended and the Board approved a new employment agreement with Mr. Pomerantz effective June 1, 1997 through December 31, 2000.

     In structuring the new agreement, the Compensation Committee placed continued emphasis on the creation of shareholder value. By providing a program that consists primarily of base salary and long-term incentive directly tied to the creation of shareholder value, the Compensation Committee believes it has created a significant and proper focus. The program utilizes wholly objective criteria for the long-term variable pay opportunity and Mr. Pomerantz is not eligible to participate in the Management Incentive Plan.

     As discussed previously, the Compensation Committee recommended and the Board approved, subject to shareholder approval, as contained in Proposal 2 that the Shareholder Value Plan be amended to expire December 31, 2000 concurrent with Mr. Pomerantz's new employment agreement.

     Extension of the Shareholder Value Plan provides a competitive opportunity for Mr. Pomerantz in lieu of stock options for the period 1993 through 1998.
In order to provide a competitive opportunity for the remainder of the new employment agreement, the Compensation Committee has authorized a grant of 300,000 stock options to Mr. Pomerantz effective January 15, 1998. The exercise price will be the highest Year-End Share Value as determined under the Shareholder Value Plan as of that date.

     Mr. Pomerantz's base salary continues at the $750,000 level established January 1, 1997.


                                    Richard S. Levitt, Chairman
                                    Harve A. Ferrill, member
                                    John E. Goodenow, member
                                    John Hawkinson, member
                                    Ralph L. MacDonald, Jr., member

                           STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return of the Company's Common Stock, the S&P 500 Composite Stock Index ("S&P 500") and an index of a peer group of paper companies ("Peer Group") for the period of five years beginning October 1, 1992 and ending September 30, 1997 (assuming that the value of the investment in the Company's Common Stock and each index was $100 on October 1, 1992 and that all dividends were reinvested). The Peer Group index is comprised of nine medium to large sized companies whose primary business is the manufacture and sale of paper products. Peer Group returns are weighted each year based on each company's market capitalization at the beginning of the year. The Peer Group comprises the common stocks of: Boise Cascade, Bowater, Champion International, Consolidated Papers, Federal
Paper Board (through the date it was acquired), P.H.Glatfelter, International Paper, Mead and Westvaco.


               FIVE YEAR CUMULATIVE TOTAL STOCKHOLDER RETURNS


                           9/93    9/94     9/95     9/96     9/97
                         ------   ------   ------   ------   ------
Company                   58.32   226.67   250.00   196.67   226.67
S & P 500                113.00   117.17   152.02   182.93   256.92
Peer Group               100.50   131.94   159.78   153.60   198.51


                            FINANCIAL STATEMENTS

     The Company has enclosed its Annual Report to Stockholders, which includes its Annual Report on Form 10-K for the year ended September 30, 1997, with this Proxy Statement.


     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "Commission") and the American Stock Exchange. Executive officers and directors are required by Commission regulations to furnish the Company with copies of all section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during fiscal 1997 all filing requirements applicable to executive officers and directors were met except that Mr. Casey was late in filing a Form 5 reporting a gift of Gaylord common stock by his wife to each of his four children. All of the subject common stock is still held by his children.

                                OTHER BUSINESS

     The Board does not intend to present, and does not have any reason to believe that others will present, any item of business at the Annual Meeting other than those specifically set forth in the notice of the Annual Meeting. If other matters are presented for a vote, however, the proxies will be voted on such matters in accordance with the judgment of the persons acting under the proxies.

                          PROPOSALS BY STOCKHOLDERS

     Any proposals by stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company no later than August 21, 1998.

     You are again urged to attend the Annual Meeting. Proxies will be solicited by the Board through the use of the mails. Proxies may also be solicited by directors, officers and a small number of other employees of the Company personally or by mail, telephone, telegraph or otherwise, but such persons will not be separately compensated for such services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the soliciting materials to beneficial owners of stock held of record by them. The entire cost of the Board's solicitation will be borne by the Company.


          By Order of the Board of Directors

          /s/ David F. Tanaka
          -------------------
          David F. Tanaka
          Secretary

                                             "Preliminary Copies"



GAYLORD CONTAINER CORPORATION / PROXY

Proxy Solicited by the Board of Directors for Annual Meeting of Stockholders February 4, 1998

The undersigned hereby appoints Marvin A. Pomerantz, Daniel P. Casey and David
F. Tanaka and each of them the undersigned's true and lawful attorneys and proxies (with full power of substitution in each) to vote all Common Stock of Gaylord Container Corporation, standing in the undersigned's name, at the Annual Meeting of Stockholders of said corporation to be held at 520 Lake Cook Road, Deerfield, Illinois 60015, on February 4, 1998 at 10:00 a.m. Chicago time, upon those matters as described in the Proxy Statement for the Annual Meeting and such other matters as may properly come before such meeting or any adjournment or adjournments thereof.



                  Continued and to be signed on reverse side

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This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If not otherwise specified, this proxy will be voted FOR proposals 1, 2 and 3.

A vote FOR the following proposals described in the Proxy Statement for the meeting is recommended.

If any other business is transacted at the Annual Meeting of Stockholders, this Proxy shall be voted in accordance with the best judgment of the appointed attorneys and proxies.



1.   Election of Directors:             Mary Sue Coleman, Harve A. Ferrill,
                                        John E. Goodenow, David B. Hawkins,
                                        Warren J. Hayford, Charles S. Johnson
                                        Ralph L. MacDonald Jr.,
                                        Marvin A.  Pomerantz, Thomas H. Stoner

     FOR  WITHHOLD                      Instruction: To withhold authority to
                                        vote for any individual nominee listed,
                                        write that nominee's name here:


     ___  ___                _________________________________________________

2.   Approval of the amendment to the Shareholder Value Plan


     FOR      AGAINST    ABSTAIN

     ___      ______         ______

3. Ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors.

     FOR      AGAINST    ABSTAIN

     ___      ___        ___

                                   Dated:                       , 199_

                                            (Signature of Stockholder)

                                            (Signature of Stockholder)

                                   Please sign your name exactly as it appears hereon. If acting as attorney, executor, trustee, or in other representative capacity, please sign name and title. If stock is held jointly, each joint owner should sign.

        PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE


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                  GAYLORD CONTAINER CORPORATION
                  -----------------------------
                      SHAREHOLDER VALUE PLAN
                      ----------------------
       (as amended and restated effective January 1, 1998)
       ---------------------------------------------------

Term:         Eight years commencing January 1, 1993 through December 31, 2000.

Purpose: To focus actions and decision-making on increasing shareholder value.

Participants: Marvin A. Pomerantz - Chairman and Chief Executive Officer

Measurement:  Measure year-to-year increase in shareholder value - The base or beginning share value under the Plan is $3.375 per share.

              The increase in value for a given calendar year shall be determined as follows:

          1) Multiply the beginning of year share value ($3.375 for calendar 1993 and, for each subsequent calendar year, the average closing price for the first ten trading days in January of such calendar year and the last ten trading days in the prior calendar year, but in no event less than the highest year-end share value for any prior calendar year with respect to which an award was earned hereunder) by 53,365,378 (regardless of the number of Gaylord shares actually outstanding).

          2) Multiply the end of year share value (the average closing price for the last ten trading days in December of such calendar year and the first ten trading days in the subsequent calendar year) by 53,365,378 (regardless of the number of Gaylord shares actually outstanding).

          3) Subtract the result in (1) from the result in (2) - This represents the increase in share value upon which awards will be made.

   Increased stock price for valuation establishes a new base for a given calendar year; reduced stock price does establish a new base for a given calendar year, i.e., award cannot be duplicated.
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   All calculations hereunder (including share values and number of shares)
will be equitably adjusted by Gaylord's Board of Directors in the event of any stock split, stock dividend, reverse stock split, consolidation or other recapitalization of Gaylord's capital stock, so that the awards intended to be granted hereunder will not be affected thereby.

Acquisition
of Gaylord:     In the event of an acquisition of Gaylord prior to December 31,
                2000, the transaction price will establish the final valuation under this plan. Upon an acquisition of Gaylord, final payments including all deferred amounts, if any, which are earned based on the acquisition price, will be due and payable at the closing of any such acquisition of Gaylord.

                For this purpose, an acquisition of Gaylord means (i) a sale of substantially all of Gaylord's assets to, or a merger with, another person for cash and/or property (other than a person where Gaylord's former shareholders own immediately after such transaction directly or indirectly stock possessing more than 50% of such person's voting power) or (ii) an acquisition of Gaylord stock by a person or group (within the meaning of 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) so that such person or group has acquired stock possessing more than 50% of Gaylord's voting power (other than a person or group which includes Pomerantz, Mid America Group, Ltd., or Warren J. Hayford, or their respective spouses or heirs).

Termination of
Employment:     If Gaylord terminates the employment of Pomerantz or Pomerantz resigns for Good Reason, before the end of a calendar year other than because of his death, Total and Permanent
                Disability, or Serious Misconduct, Pomerantz shall continue to participate in this plan for the calendar year in which such termination occurs and the following calendar year.

                If Gaylord terminates Pomerantz for Serious Misconduct or Pomerantz resigns for other than Good Reason, such participant shall receive no earned award for the calendar year in which such termination occurred or any subsequent calendar year.

                If it is judicially determined in accordance with 4.03(f) of the Employment Agreement between Pomerantz and Gaylord that Pomerantz violated his covenant not to compete, set forth in
                4.03 of such Agreement, then Pomerantz shall receive no earned award for (i) calendar year in which such violation occurs, as set forth in any such final judicial determination, or (ii) any subsequent calendar year.


                If Pomerantz ceases to be a Gaylord employee because of his death or Total and Permanent Disability before the end of a calendar year, (i) the earned award for such calendar year shall be the amount calculated as set forth in Measurement above, but using the ten trading days prior to the termination of the participant's employment (including the date of

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                termination if it is a trading day) and the ten trading days after the termination of his employment, and (ii) such participant shall be entitled to no earned award for any subsequent year.

Earned
Award: One percent of the annual increase in shareholder value will be an earned award.

                50% of any earned award will be paid as soon as practical following the measurement period in which such award is earned. The remaining 50% of the earned award will be deferred and subject to vesting as set forth below.

                The deferred amount will be paid in twelve equal installments each of which is payable promptly following the end of any month for which the AMEX reported closing price of Gaylord common stock on the last trading day of such month equaled or exceeded the threshold share value which was originally required to earn such deferred award; provided that any deferred amounts not required to be paid with respect to month-end closing prices prior to January 1, 2001 will be forfeited. Notwithstanding the foregoing, 1/12th of the deferred amount of any award earned in year eight will be payable promptly following the end of any month during calendar 2001 for which the AMEX reported closing price of Gaylord common stock on the last trading day of such month equaled or exceeded the threshold share value required to earn such deferred award. Any deferred amount not required to be paid with respect to 2001 month-end closing prices will be forfeited.

                Except as otherwise provided above, in no event will any award be earned, nor will any deferred amount become payable with respect to any share value reported after termination of Pomerantz's employment for any reason or after any acquisition of Gaylord.

                All deferred awards outstanding on the date of an acquisition of Gaylord which are payable, based on a threshold share value equal to or less than the transaction price, will be payable at the closing of the acquisition.

                All payments shall be in cash.

Amendments:     No modification, waiver or amendment of any provision of this
                Plan shall be effective unless approved in writing by the Board of Directors; provided, however, that in the event such modification, waiver or amendment would adversely affect a participant, then the written consent of the participant shall be required.

Compliance
with IRC
162(m): This Plan as amended and restated effective January 1, 1998 has been approved by Gaylord's Compensation Committee and is subject to approval by Gaylord's shareholders. Gaylord's

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                Compensation Committee satisfies the requirements of Section
                162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended, (the "Code"). No earned award hereunder will be payable to Pomerantz unless and until this Plan as amended and restated effective January 1, 1998 has been approved by a majority of the votes of Gaylord's shareholders, as described in Section 162(m)(4)(C)(ii) of the Code.

Other: All earned awards will be included as "incentive" in the year paid for purposes of calculating benefits under the Gaylord Retirement Plan or any Supplemental Retirement Agreement(s) in effect.



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                                                        EXHIBIT B


                   SUPPLEMENTAL RETIREMENT PLAN
                          Pay History of
                       MARVIN A. POMERANTZ



              Calendar  1986    $527,500


              "         1987   1,212,250


              "         1988     988,350


              "         1989     600,000


              "         1990     600,000


              "         1991     480,000


              "         1992     480,000


              "         1993     600,000


              "         1994   1,282,000


              "         1995   2,556,816


              "         1996     879,546